UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

MarketWatch, Inc.

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Set forth below is the text of an e-mail sent by Lawrence Kramer, Chief Executive Officer of MarketWatch, Inc. (the “Company”) on November 24, 2004 to certain clients and colleagues of the Company in connection with the public announcement of the merger agreement between the Company and Dow Jones & Company, Inc.

To our clients and colleagues:

Surely you heard the big news about MarketWatch and Dow Jones last week. We’re very excited about the opportunity to join forces with one of the world’s most respected financial information companies. I’m writing this note to provide a bit of insight into why we did the transaction, and why we think it presents a terrific opportunity to both MarketWatch and you, as a highly valued client.

First, I would like to assure you that it is business as usual here, and that you can anticipate the same great products and services that you have come to expect from us. Dow Jones is buying our company because of the tremendous success we’ve had growing our Web sites and licensing business into one of the largest business and financial news providers on the Internet. The deal still has to be approved by a majority of our shareholders and is subject to normal regulatory approval, but we expect it to close by the end of Q1 2005, and until that time our companies will continue to operate independently.

This transaction is a terrific fit for both companies. Dow Jones has been a satisfied customer of the MarketWatch licensing business since the late 90s. They are excited to utilize the existing MarketWatch licensing business, and to enhance their content offerings for clients. Together, Dow Jones and MarketWatch will be able to offer clients a unique and powerful combination of consumer, institutional and branded content and tools.

If you have any questions at all please don’t hesitate to contact me. As always, thank you for your continued business with and support for MarketWatch.

Best regards,

Larry Kramer

Chairman & CEO

MarketWatch

Additional Information and Where to Find It

MarketWatch intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed acquisition of MarketWatch by Dow Jones. Investors and security holders of MarketWatch are urged to read the proxy statement and other relevant documents when they become available because they will contain important information about MarketWatch, Dow Jones and the proposed acquisition. Investors and security holders of MarketWatch may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC’s website at www.sec.gov, or at MarketWatch’s website at www.cbs.marketwatch.com. In addition, investors and security holders of MarketWatch may obtain free copies of the proxy statement (when it becomes available) by writing to 825 Battery Street, San Francisco, CA 94111, Attention: Investors Relations, or by emailing to ayen@marketwatch.com.

MarketWatch and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed acquisition. A description of the interests in MarketWatch of its directors and executive officers is set forth in MarketWatch’s annual report on Form 10-K for the fiscal year ended December 31, 2003 and in MarketWatch’s proxy statement for its 2004 annual meeting of stockholders. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed acquisition, and a description of their direct and indirect interests in the proposed acquisition, will be set forth in the proxy statement when it is filed with the SEC.